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                                                                   EXHIBIT 10.23



         The Plan is hereby amended to delete Paragraph 5 of the Plan, in its entirety, and replace it with the following:

         "II. PLAN ADMINISTRATION AND RESERVED SHARES:

         (a) Plan Administration. The Plan will be administered by a committee (the "Committee") composed of the Compensation Committee of the Company's Board of Directors. Full power to interpret, construe and administer the Plan shall, except as otherwise provided in this Plan, be vested in the Committee. All actions of the Committee shall be by majority vote. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder. No member of the Committee may participate in any decision affecting his particular participation, benefits or any other right or obligation affecting him hereunder.

         (b) Common Stock Available for Awards. There shall be available for payment of compensation under this Plan paid wholly or partly in Common Stock an aggregate 470,000 shares of Common Stock. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum, as it may deem appropriate."